Exhibit 77(d)

                 Policies with respect to security investments

Investment strategy and techniques changes to ING Money Market Fund

On May 29, 2003, the Board of Trustees of ING Funds Trust voted to approve the realignment of the investment strategy and techniques of ING Money Market Fund with that of ING Classic Money Market Fund. The new investment strategy and techniques for ING Money Market Fund are reflected in its prospectus and statement of additional information dated August 1, 2003.